As filed with the Securities and Exchange Commission on May 16, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 Civeo Corporation

(Exact name of registrant as specified in charter)

British Columbia, Canada	98-1253716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

(713) 510-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2014 Equity Participation Plan of Civeo Corporation

(Full title of the plan)

Bradley J. Dodson

President and Chief Executive Officer

333 Clay Street, Suite 4980

Houston, Texas 77002

(713) 510-2400

(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Tull R. Florey

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1379

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, no par value	10,000,000	$1.815	$18,150,000	$1,827.71

(1)

Includes common shares to be issued pursuant to the Amended and Restated 2014 Equity Participation Plan of Civeo Corporation (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also be deemed to register and cover any additional common shares of Civeo Corporation which may be issued under the Plan as the result of any share dividend, share split, reverse share split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of Civeo Corporation without receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the common shares on May 9, 2016, as quoted on the New York Stock Exchange.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Civeo Corporation (the “Company”) pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 10,000,000 common shares, no par value, pursuant to its Amended and Restated 2014 Equity Participation Plan (the “Plan”). The board of directors of the Company recommended for approval and, on May 12, 2016, the shareholders of the Company approved an amendment and restatement of the Plan that increased the number of shares available for issuance under the Plan from 4,000,000 to 14,000,000. The contents of the Registration Statement on Form S-8 of the Company filed on May 27, 2014 (No. 333-196292), as amended by Post-Effective Amendment No. 1 to such Registration Statement filed on July 17, 2015, relating to the Plan are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on May 16, 2016.

Civeo Corporation

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, in his or her capacity as an officer or director of Civeo Corporation, does hereby appoint Bradley J. Dodson and Frank C. Steininger, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with power to act and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in his or her capacity as a director of the Company, this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, with such amendment or amendments thereto in each case as said attorneys-in-fact and agents or any of them shall deem necessary or appropriate, together with any and all exhibits and other documents relating thereto as said attorneys-in-fact and agents or any of them shall deem necessary or appropriate or incidental in connection therewith, and to file the same or cause the same to be filed with the Securities and Exchange Commission. Said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever necessary or desirable to be done to the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, each of the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and agents or any of them or their substitutes.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2016.

Signature	Title

/s/ Bradley J. Dodson	President, Chief Executive Officer
Bradley J. Dodson	and Director (Principal Executive Officer and Authorized Representative in the United States)

/s/ Frank C. Steininger	Senior Vice President,
Frank C. Steininger	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Douglas E. Swanson	Chairman of the Board
Douglas E. Swanson

/s/ C. Ronald Blankenship	Director
C. Ronald Blankenship

/s/ Martin A. Lambert	Director
Martin A. Lambert

/s/ Constance B. Moore	Director
Constance B. Moore

/s/ Richard A. Navarre	Director
Richard A. Navarre

/s/ Charles Szalkowski	Director
Charles Szalkowski

EXHIBIT INDEX

Number		Exhibit

4.1*	-	Notice of Articles of Civeo Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K12B (File No. 001-36246) filed on July 17, 2015).

4.2*	-	Amended and Restated Articles of Civeo Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36246) filed on May 13, 2016).

4.3*	-

Amended and Restated 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Annex B of Civeo Corporation’s definitive proxy statement on Schedule 14A (File No. 001-36246) filed on April 11, 2016).

5.1	-	Opinion of Dentons Canada LLP.

23.1	-	Consent of Ernst & Young LLP.
23.2	-	Consent of Dentons Canada LLP (included in Exhibit 5.1).
24.1	-	Powers of Attorney (included on the signature page herein).

*	Incorporated herein by reference as indicated.